Exhibit 99.1

INVESTORS TITLE COMPANY ANNOUNCES FIRST QUARTER 2005 RESULTS

Contact: Elizabeth B. Lewter
May 9, 2005
Telephone: (919) 968-2200
NASDAQ Symbol: ITIC

FOR IMMEDIATE RELEASE:

        Chapel Hill, NC – J. Allen Fine, Chairman of Investors Title Company, announced that for the quarter ended March 31, 2005, the Company reported net income of $1,580,494, a decrease of 29% compared with $2,221,604 for the prior year period. Net income per diluted share equaled $.60 versus $.84 per diluted share in the same period last year. Net premiums written increased 1% to $17,083,119 and revenues increased 4% to $19,329,579 compared with the prior year period.

        Operating expenses increased from 82% to 88% of revenue from the prior year period, primarily as a result of an increase in compensation expense of approximately $600,000 related to the Company’s purchases of large blocks of shares acquired upon exercise of option agreements, increases in employee benefit expenses, and an increase in office occupancy and operations.

        Chairman Fine added, “Overall we are pleased with the first quarter results as premiums written remained strong in a seasonally slow period of the year and we had strong growth in revenue in our like-kind exchange subsidiary.”

        Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. Title insurance is typically sold when real estate is purchased and upon refinancing of loans secured by real estate. Policies are issued through 30 branch offices and a network of agents in 23 states and the District of Columbia. The Company also provides services in connection with tax-deferred exchanges of like-kind property as well as investment management services to individuals, trusts, foundations and businesses.

        Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. For more details on risk, uncertainties and other factors that could affect expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

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Investors Title Company and Subsidiaries Consolidated Statements of Income March 31, 2005 and 2004 (Unaudited)

	For The Three Months Ended March 31
	2005	2004
Revenues:
Underwriting income:
Premiums Written	$17,222,198	$17,051,282
Less-premiums for reinsurance ceded	139,079	69,526

Net premiums written	17,083,119	16,981,756
Investment income-interest and dividends	752,765	656,375
Net realized gain (loss) on sales of investments	(10,894)	3,431
Exchange services revenue	809,639	479,894
Other	694,950	495,113

Total	19,329,579	18,616,569

Operating Expenses:
Commissions to agents	6,991,749	6,998,595
Provision for claims	1,899,005	1,844,379
Salaries, employee benefits and payroll taxes	5,367,312	3,847,905
Office occupancy and operations	1,512,090	1,203,798
Business development	427,473	353,414
Taxes, other than payroll and income	110,754	201,114
Premium and retaliatory taxes	399,545	333,004
Professional fees	275,046	410,675
Other	45,111	37,874

Total	17,028,085	15,230,758

Income Before Income Taxes	2,301,494	3,385,811

Provision For Income Taxes	721,000	1,164,207

Net Income	$1,580,494	$2,221,604

Basic Earnings Per Common Share	$0.62	$0.89

Weighted Average Shares Outstanding - Basic	2,564,490	2,505,368

Diluted Earnings Per Common Share	$0.60	$0.84

Weighted Average Shares Outstanding - Diluted	2,625,447	2,638,264

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2005 and December 31, 2004 (Unaudited)

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$4,838,159	$4,726,443
Investments in securities:
Fixed maturities:
Held-to-maturity, at amortized cost	2,203,026	2,202,635
Available-for-sale, at fair value	72,253,978	72,471,766
Equity securities, available-for-sale at fair value	7,296,885	7,240,306
Short-term investments	8,833,528	10,134,321
Other investments	1,342,747	1,211,517

Total investments	91,930,164	93,260,545
Premiums receivable, net	6,473,197	6,679,994
Accrued interest and dividends	794,995	753,638
Prepaid expenses and other assets	1,674,056	1,410,584
Property acquired in settlement of claims	278,550	322,517
Property, net	4,514,530	4,592,784
Deferred income taxes, net	1,566,179	1,440,247

Total Assets	$112,069,830	$113,186,752

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$32,098,000	$31,842,000
Accounts payable and accrued liabilities	5,369,145	7,919,651
Commissions and reinsurance payables	432,638	551,662
Current income taxes payable	556,807	366,168

Total liabilities	38,456,590	40,679,481

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000;
2,561,863 and 2,481,024 shares issued and outstanding 2005 and 2004, respectively, excluding 293,881 and 374,720 shares 2005 and 2004,
respectively, of common stock held by the Company's subsidiary)	1	1
Retained earnings	70,890,920	69,272,092
Accumulated other comprehensive income (net unrealized gain on investments)	2,722,319	3,235,178

Total stockholders' equity	73,613,240	72,507,271

Total Liabilities and Stockholders' Equity	$112,069,830	$113,186,752

Investors Title Company and Subsidiaries Net Premiums Written By State For the Three Months Ended March 31, 2005 and 2004 (Unaudited)

	2005	2004
Alabama	$350,730	$328,316
Florida	309,609	355,604
Illinois	212,780	263,728
Kentucky	438,967	400,030
Maryland	372,646	334,860
Michigan	1,111,407	1,222,800
Minnesota	268,800	246,360
Mississippi	263,351	246,275
Nebraska	205,318	218,924
New York	586,005	816,340
North Carolina	7,734,940	7,588,636
Pennsylvania	378,825	574,826
South Carolina	2,047,893	1,773,897
Tennessee	567,848	710,915
Virginia	1,742,852	1,448,438
West Virginia	429,554	374,928
Other States	186,627	146,405

Direct Premiums	17,208,152	17,051,282
Reinsurance Assumed	14,046	--
Reinsurance Ceded	(139,079)	(69,526)

Net Premiums Written	$17,083,119	$16,981,756

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency March 31, 2005 and 2004 (Unaudited)

	For The Three Months Ended March 31
	2005	%	2004	%
Branch	$7,225,990	42	$7,459,411	44
Agency	9,857,129	58	9,522,345	56

Total	$17,083,119	100	$16,981,756	100